Mark 8, 2021

State Street Bank and Trust Company

801 Pennsylvania Avenue

Kansas City, MO 64105

Attention:  Brock Hill

Re:  Homestead Funds Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new Fund to be known as Rural America Growth and Income Fund effective May 1, 2021 which has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 20.6.1, the Additional Funds provision, of the Master Custodian Agreement dated as of April 9, 2019, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Custodian for the new Fund under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto.  In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.7.1 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

Homestead Funds Trust

on behalf of:

Rural America Growth and Income Fund

By:
Name:
Title:

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:           , Duly Authorized

Effective Date:

Appendix A

TO

Master Custodian Agreement

Management Investment Companies Registered With The SEC And Funds Thereof, If Any

Homestead Funds Trust

             Intermediate Bond Fund

             Rural America Growth and Income Fund

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